FIFTH LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 5, 2023, by among (a) SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as
successor to Silicon Valley Bank)) (“Bank”), and (b) (i) VELO3D, INC., a Delaware corporation (“Parent Borrower”) and (iii) VELO3D US, INC., a Delaware corporation (“Subsidiary Borrower” and, together with Parent Borrower, jointly and severally, individually and collectively, “Borrower”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 14, 2021, evidenced by, among other documents, a certain Third Amended and Restated Loan and Security Agreement dated as of May 14, 2021, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of May 13, 2022, as further amended by a certain Second Loan Modification Agreement dated as of June 13, 2022, as further amended by a certain Third Loan Modification Agreement dated as of July 11, 2022, as further amended and affected by a certain Joinder and Fourth Loan Modification Agreement dated as of July 25, 2022, and as affected and amended by that certain Letter Agreement dated as of April 7, 2023 (as has been and as may be further amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank as collateral for the repayment of the Obligations, as amended, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.DESCRIPTION OF CHANGE IN TERMS.

A.Modifications to Loan Agreement.

1The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9 thereof:

“    (b)    Quarterly Revenue. Maintain at all times to be tested as of the last day of each calendar quarter ending on and after the Fourth LMA Effective Date, revenue (calculated in accordance with GAAP) for the such quarter, in an amount equal to at least the amount set forth in the table below corresponding to such period:

Quarter Ending	Revenue
March 31, 2022	$11,124,000.00
June 30, 2022	$16,368,000.00
September 30, 2022	$19,632,000.00
December 31, 2022	$25,936,000.00

1

The minimum revenue levels required for each quarter ending after December 31, 2022, remain to be calculated but shall be an amount equal to eighty percent (80.0%) of the annual projections for revenue delivered to Bank and acceptable to Bank in Bank’s commercially reasonable discretion pursuant to Section 6.2(e). With respect thereto:

(i)For the 2023 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2023, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2023 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period;

(ii)For the 2024 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2024, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2024 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period;

(iii)For the 2025 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2025, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2025 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period; and

(iv)For the 2026 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2026, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2026 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period.”

and inserting in lieu thereof the following:

“    (b)    Quarterly Revenue. Maintain at all times to be tested as of the last day of each calendar quarter ending on and after the Fourth LMA Effective Date (excluding, however, the calendar quarter ended March 31, 2023), revenue (calculated in accordance with GAAP) for such quarter, in an amount equal to at least the amount set forth in the table below corresponding to such period:

Quarter Ending	Revenue
March 31, 2022	$11,124,000.00

2

June 30, 2022	$16,368,000.00
September 30, 2022	$19,632,000.00
December 31, 2022	$25,936,000.00
June 30, 2023	$23,500,000.00
September 30, 2023	$26,500,000.00
December 31, 2023	$29,000,000.00

The minimum revenue levels required for each quarter ending after December 31, 2023, remain to be calculated but shall be an amount equal to eighty percent (80.0%) of the annual projections for revenue delivered to Bank and acceptable to Bank in Bank’s commercially reasonable discretion pursuant to Section 6.2(e). With respect thereto:

(i)For the 2024 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2024, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2024 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period;

(ii)For the 2025 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2025, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2025 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period; and

(iii)For the 2026 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 1, 2026, to any such covenant levels proposed by Bank in its commercially reasonable discretion with respect to the 2026 calendar year, shall result in an immediate Event of Default for which there shall be no grace or cure period.”

2The Loan Agreement shall be amended by inserting the following new text, appearing as Section 6.9(d) thereof:

“    (d)    Four Month Revenue. Maintain, to be tested solely as of April 30, 2023, revenue (calculated in accordance with GAAP) for the four (4) month period ending on such date, of at least Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000.00).”

3

B.The Compliance Statement appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Statement attached as Schedule 1 attached hereto.

C.Cash Collateral Account. Notwithstanding the terms of Section 6.3(c) of the Loan Agreement to the contrary, Bank agrees that, solely for the period of time beginning as of the date of this Loan Modification Agreement until and including the date that is thirty (30) days following the date of this Loan Modification Agreement, Borrower shall be permitted to receive collections and direct Account Debtors to deposit into accounts of Borrower other than the Cash Collateral Account so long as such account(s) are either (a) maintained with Bank or (b) subject to a Control Agreement.

D.Inventory Appraisal. Borrower hereby acknowledges and agrees that a liquidation analysis and appraisal with respect to Borrower’s Inventory conducted by an independent outside appraiser chosen by Bank shall be completed within the ninety (90) day period following the date of this Loan Modification Agreement, and such analysis and appraisal shall be completed at Borrower’s sole cost and expense.

4.FEES AND EXPENSES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.RATIFICATION OF PERFECTION CERTIFICATES.

(a)Parent Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Parent Borrower dated as of July 25, 2022 (the “Parent Borrower
Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Parent Borrower provided to Bank in the Parent Borrower Perfection Certificate have not changed, as of the date hereof.

(b)Subsidiary Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Subsidiary Borrower dated as of July 25, 2022 (the “Subsidiary Borrower Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Subsidiary Borrower provided to Bank in the Subsidiary Borrower Perfection Certificate have not changed, as of the date hereof.

6.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.RELEASE BY BORROWER.

A.FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or

4

documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“a general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Loan Modification Agreement are contractual and not a mere recital.

4This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

5

9.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank. Each party hereto may execute this Loan Modification Agreement by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

11.GOVERNING LAW. This Loan Modification Agreement shall be governed and construed in accordance with the laws of the State of California.

[The remainder of this page is intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as of the date first written above.

BORROWER:    BANK:

VELO3D US, INC.    FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK))

By /s/ Bernard Chung        By /s/ Chelsea Hakso

Name: Bernard Chung    Name: Chelsea Hakso

Title: VP of Finance    Title: Director

VELO3D, INC.

By /s/ Bernard Chung

Name: Bernard Chung Title: VP of Finance

Schedule 1

EXHIBIT B
COMPLIANCE STATEMENT

TO:    SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company DATE:
FROM:    VELO3D, INC.
VELO3D US, INC.

Under the terms and conditions of the Third Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), Borrower is in complete compliance for the period ending     with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required		Complies

Monthly financial statements with Compliance Statement	Monthly within 30 days		Yes No
Borrowing Base Statement and Inventory Reports	Monthly within 7 days (or, thirty (30) days if there were no outstanding Obligations with respect to the Revolving Line at all times during such month)		Yes No
A/R & A/P Agings	Monthly within 7 days (or, thirty (30) days if there were no outstanding Obligations with respect to the Revolving Line at all times during such month)		Yes No
Annual financial statements (CPA Audited)	FYE within 90 days		Yes No
10-Q, 10-K and 8-K	Within 10 days after filing with SEC		Yes No
Board approved projections	FYE within 30 days of the earlier of Board-approval and FYE, and as amended/updated		Yes No
Hardfin Reporting	Monthly, and when required		Yes No

Streamline Period	Required	Actual	Applies
Maintain:
Adjusted Quick Ratio (at all times, tested monthly)	> 1.50 to 1.0	to 1.0	Yes No

Non-Formula Period	Required	Actual	Applies
Maintain:
Net Cash (at all times, tested monthly)	>$100,000,000	$	Yes No

Financial Covenant	Required	Actual	Complies

Maintain as indicated:

Revenue (trailing 3 month, tested quarterly)	$ *	$	Yes No
Cash Plus Availability (at all times)	$20,000,000.00	$	Yes No
Revenue (trailing 4 month, tested just for April 30, 2023)	$27,500,000.00	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement Financial Covenant

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern. Dated:

I.Revenue (Section 6.9(b) (trailing 3 month, tested quarterly) Required:    (see chart below)

Quarter Ending	Revenue
June 30, 2023	$23,500,000.00
September 30, 2023	$26,500,000.00
December 31, 2023	$29,000,000.00

* See Section 6.9(b) with respect to periods ending after December 31, 2023

Actual:

A.	Revenue (calculated in accordance with GAAP)	$

Is line A equal to or greater than the amount set forth above?

     No, not in compliance         Yes, in compliance

II.Cash Plus Availability (Section 6.9(c)) (at all times, tested as of any date) Required: > $20,000,000.00
Actual:

A.	Aggregate value of the unrestricted and unencumbered cash and Cash Equivalents of Borrower maintained with Bank	$
B.	Availability Amount	$
C.	Line A plus Line B	$

Is line C equal to or greater than $20,000,000.00?

     No, not in compliance         Yes, in compliance

III.Revenue (Section 6.9(d) (trailing 4 month, tested as of April 30, 2023) Required: $27,500,000.00
Actual:

A.	Revenue (calculated in accordance with GAAP) for the 4 month period ending as of April 30, 2023	$

Is line A equal to or greater than $27,500,000.00?

     No, not in compliance         Yes, in compliance        Not applicable